MOORE CORPORATION LIMITED
Suite 3501, Scotia Plaza
40 King Street West
P.O. Box 205
Toronto, Canada
M5H 3Y2




NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

The annual and special meeting of shareholders of Moore Corporation Limited will be held at the Glenn Gould Studio, Canadian Broadcasting Centre, 250 Front Street West, Toronto, Canada on Thursday, the 12th day of April, 2001 at 10:00 a.m. for the following purposes:

1. To receive the consolidated financial statements of the Corporation for the year ended December 31, 2000, together with the auditor's report on those statements;

2.       To elect directors for the ensuing year;

3. To appoint auditors for the ensuing year and to authorize the directors to fix the remuneration to be paid to the auditors;

4. To consider and, if thought fit, to approve as a special resolution the amendment of the Corporation's Articles of Amalgamation to remove the objects for which the Corporation is incorporated, set forth in clause 10 thereof;

5.       To consider and, if thought fit, approve the 2001 Long Term Incentive
         Plan; and

6.       To transact any other business properly before the meeting.

Dated at Toronto, Canada, this 7th day of  March, 2001.

By Order of the Board,

J.M. Wilson
Vice President and Secretary

IF YOU ARE A REGISTERED SHAREHOLDER, YOUR FORM OF PROXY, IMPRINTED WITH YOUR NAME AND ADDRESS, IS ENCLOSED IN THE ENVELOPE IN WHICH YOUR MATERIALS FOR THE ANNUAL AND SPECIAL MEETING WERE MAILED TO YOU. PLEASE EXERCISE YOUR RIGHT TO VOTE BY SIGNING AND RETURNING YOUR FORM OF PROXY IN THE ENCLOSED ENVELOPE OR VIA FACSIMILE TO COMPUTERSHARE TRUST COMPANY OF CANADA (416-981-9803).

PROXIES ARE COUNTED AND TABULATED BY COMPUTERSHARE TRUST COMPANY OF CANADA, MOORE'S REGISTRAR AND TRANSFER AGENT, TO PROTECT THE CONFIDENTIALITY OF HOW A PARTICULAR SHAREHOLDER VOTES. A PROXY IS REFERRED TO MOORE ONLY IN CASES WHERE IT IS CLEARLY MARKED TO INDICATE A PARTICULAR INSTRUCTION TO MANAGEMENT, OR UNLESS IT IS NECESSARY TO REFER TO THE PROXY IN ORDER TO DETERMINE ITS VALIDITY OR WHEN IT IS NECESSARY TO DO SO TO PERMIT MANAGEMENT TO MEET ITS LEGAL RESPONSIBILITY TO SHAREHOLDERS.

INVESTORS WHO HAVE QUESTIONS ABOUT ITEMS BEING VOTED ON AT THE MEETING MAY TELEPHONE TOLL FREE MOORE'S PROXY SOLICITATION AGENTS AT 1-800-890-1037.

MANAGEMENT INFORMATION CIRCULAR AND PROXY STATEMENT

UNLESS OTHERWISE STATED, THE INFORMATION IN THIS STATEMENT IS AS OF FEBRUARY 5, 2001, AND UNLESS OTHERWISE INDICATED, ALL DOLLAR AMOUNTS ARE EXPRESSED IN UNITED STATES CURRENCY.

SOLICITATION OF PROXIES

THIS MANAGEMENT INFORMATION CIRCULAR AND PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE MANAGEMENT OF MOORE CORPORATION LIMITED (THE "CORPORATION" AND COLLECTIVELY WITH ITS SUBSIDIARIES "MOORE") TO BE USED AT THE ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS ON APRIL 12, 2001 AND AT ALL ADJOURNMENTS THEREOF, FOR THE PURPOSES SET FORTH IN THE ACCOMPANYING NOTICE OF MEETING. Solicitation will be made by mail commencing March 7, 2001, but proxies may also be solicited personally by employees of the Corporation. In addition, the Corporation will retain Georgeson Shareholder Communications Canada of Toronto, Ontario, to aid in the solicitation of proxies at a fee of approximately $Cdn 25,000 plus expenses. The total cost of the solicitation will be borne by the Corporation.

APPOINTMENT AND REVOCATION OF PROXIES

The persons named in the enclosed form of proxy are directors of the Corporation and will vote or withhold from voting the shares in respect of which they are appointed on any ballot that may be called for in accordance with the instructions of the shareholder as indicated on the proxy. A SHAREHOLDER DESIRING TO APPOINT SOME OTHER PERSON AS A REPRESENTATIVE AT THE MEETING MAY DO SO either by inserting such person's name in the blank space provided in the form of proxy or by completing another proper form of proxy and delivering the completed form of proxy to the Secretary of the Corporation in time for use at the meeting.

A shareholder who has given a proxy may revoke it either (a) by signing a form of proxy bearing a later date and depositing it in time for use at the meeting or (b) by depositing or transmitting by telephonic or electronic means an instrument in writing executed by the shareholder or by the shareholder's attorney authorized in writing or by electronic signature at the registered office of the Corporation at any time up to and including the last business day preceding the day of the meeting, or any adjournment thereof, at which the proxy is to be used, or with the Chairman of the meeting on the day of the meeting, or any adjournment thereof, or (c) in any other manner permitted by law.

The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments to or variations of matters identified in the notice of meeting, and with respect to other matters which may properly come before the meeting or any adjournment thereof. At the date of this circular, the management of the Corporation knows of no such amendments, variations or other matters.

VOTING SECURITIES

On February 5, 2001 the Corporation had 88,456,940 common shares outstanding. Shareholders of record at the close of business on March 2, 2001 (record date) will be entitled to one vote for each common share held by them. If a person has transferred any common shares after the record date and the transferee of such common shares establishes proper ownership and asks, not later than April 2, 2001, to be included in the list of shareholders entitled to vote at the meeting, the transferee will be entitled to vote such common shares. A majority of votes cast at the meeting is required for approval of each item of regular business. A majority of votes cast at the meeting other than votes attaching to common shares beneficially owned by insiders of the Corporation (and their associates) to whom common shares may be issued under the 2001 Long Term Incentive Plan, is required for adoption of the 2001 Long Term Incentive Plan. A special majority of 66 2/3% of the votes cast at the meeting is required for approval of the amendment of the Corporation's Articles of Amalgamation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

On February 5, 2001, the following persons held voting control over in excess of 5% of the common shares of the Corporation.

-------------------------------------------------- --------------------------------- ------------------------------------
NAME                                                        NUMBER OF COMMON SHARES          PERCENTAGE OF COMMON SHARES
-------------------------------------------------- --------------------------------- ------------------------------------
AIM Funds Management Inc.                                                15,879,600                                17.95
-------------------------------------------------- --------------------------------- ------------------------------------
Beutel, Goodman & Company Ltd.                                            8,239,000                                 9.31
-------------------------------------------------- --------------------------------- ------------------------------------
Caisse de depot et placement du Quebec                                    7,019,124                                 7.94
-------------------------------------------------- --------------------------------- ------------------------------------

On December 21, 2000 the Corporation issued to Chancery Lane/GSC Investors L.P. (the "Partnership") a $70.5 million subordinated convertible debenture (the "Debenture"). As at that date the Debenture was convertible into 21,692,307 common shares or 19.7% of the outstanding common shares (assuming conversion in full) at a rate of $3.25 per share, subject to adjustment as set out in the Debenture. The Partnership does not own any common shares but because the Debenture is convertible, it may be deemed to beneficially own such shares. The Partnership may be deemed to have shared power to vote or direct the vote and shared power to dispose or direct the disposition of 21,692,307 common shares. The general partner of the Partnership is CLGI, Inc. ("CLGI"). Mr. R. Theodore Ammon, a director of the Corporation, is the sole shareholder of CLGI. CLGI, as general partner of the Partnership, and Mr. Ammon, as sole shareholder of CLGI, may be deemed to beneficially own the 21,692,307 common shares into which the Debenture owned by the Partnership is convertible and to have shared power to vote or direct the vote and shared power to dispose or direct the disposition of those common shares. Greenwich Street Capital Partners II, L.P. ("Greenwich Street Capital") has an interest in the Partnership and the right to require the Partnership to exchange Greenwich Street Capital's and certain related funds' interest in the Partnership for 40% of the Debenture (or common shares issued upon the conversion of the Debenture) and therefore may be deemed to have shared power to vote or direct the vote and shared power to dispose or direct the dispostion of 8,676,932 common shares or 7.88% of the outstanding common shares of the Corporation. Mr. Alfred C. Eckert, III, a director of the Corporation, is the Chairman and Chief Executive Officer of Greenwich Street Capital and as such is deemed to have shared power to vote or direct the vote and shared power to dispose or direct the disposition of the 8,676,932 common shares into which 40% of the Debenture is convertible.

The Corporation is not aware of any other person holding in excess of 5% of the common shares of the Corporation.

ELECTION OF DIRECTORS

The Corporation's by-laws and articles allow for the election of between nine and fifteen directors. On February 22, 2001, the directors of the Corporation set the number of directors to be elected at the meeting at nine. The persons whose names are set out in the following table are proposed to be nominated as directors at the annual and special meeting of shareholders. The management representatives designated in the enclosed form of proxy intend to vote for the election of such nominees. Management does not contemplate that any of the proposed nominees will be unable to serve as a director but, if that should occur for any reason prior to the meeting, the persons designated in the enclosed form of proxy reserve the right to vote for another nominee at their discretion. Each director elected will hold office until the next annual meeting of shareholders or until a successor is elected or appointed.

Under the terms of the debenture purchase agreement (the "Debenture Purchase Agreement") entered into between the Corporation with the Partnership on December 12, 2000, the Corporation and the Partnership agreed that: (i) Mr. R. Theodore Ammon and Mr. Alfred C. Eckert, III (or two other persons specified by the Partnership as to which a majority of the Board of Directors does not have a BONA FIDE objection) would be nominated for election as directors of the Corporation; (ii) Mr. Robert G. Burton, as the Corporation's Chief Executive Officer, would be nominated for election as a director of the Corporation; and
(iii) Mr. Newton N. Minow and Mr. John W. Stevens (or, if Mr. Minow or Mr. Stevens are unable or unwilling to act, two other persons acceptable to the Partnership, acting reasonably) would be nominated for election as directors of the Corporation.

If, at any time, the Partnership and certain other specified entities (collectively, the "Restricted Group") own common shares issued on the conversion of the Debenture and/or the Debenture that on an as-converted basis would in the aggregate equal less than 50% of the initial number of common shares to which the Restricted Group was entitled (assuming full conversion of the Debenture), the Partnership will lose its right to designate one of the two nominees denoted in each of (i) and (iii) in the paragraph above. Similarly, if at any time the Restricted Group owns common shares issued on the conversion of the Debenture and/or the Debenture that on an as-converted basis would in the aggregate equal less than 33 1/3% of the initial number of common shares to which the Restricted Group was entitled (assuming full conversion of the Debenture), the Partnership shall have no further rights with respect to the nomination of directors.

Information is provided in the following table with respect to the persons to be nominated for election as directors and contains the number of common shares of the Corporation reported by such persons as being beneficially owned by them as well as the number of share units owned by them, in each case, on February 5, 2001. For such purposes, a person who exercises control or direction over securities is deemed to have beneficial ownership thereof.

-------------------------------------------------------------------------------------------------------------------------------
                                                                                       Common
                                   Principal Occupation or Employment During the       Shares
Name, Age and Period of            Past Five Years, Positions with Moore and        Beneficially   Share Units(2)
 Service                           Directorships(1)                                     Owned                        Total
-------------------------------------------------------------------------------------------------------------------------------
R. THEODORE AMMON                  Chairman, Chancery Lane Capital LLC (private       21,692,307(3)            0    21,692,307
New York, NY                       equity investment firm). Chairman of Vertis
51                                 Holdings, Inc. (formerly known as Big Flower
Since December, 2000               Holdings, Inc.), XL Ventures, Inc. and 24/7
                                   Media, Inc., and a director of Host Marriott
                                   Corporation and CAIS Internet, Inc.
-------------------------------------------------------------------------------------------------------------------------------
ROBERT G. BURTON                   President and Chief Executive Officer of the            3,167(4)            0         3,167
Greenwich, CT                      Corporation; from May, 1991 to November, 1999
62                                 Mr. Burton was Chairman, President and Chief
Since December, 2000               Executive Officer of World Color Press, Inc.;
                                   following World Color Press, Inc. and
                                   preceding employment at Moore Mr. Burton was
                                   Chairman, President and Chief Executive
                                   Officer of Walter Industries, Inc.
-------------------------------------------------------------------------------------------------------------------------------
SHIRLEY A. DAWE                    President, Shirley Dawe Associates Inc.                  4,100         15,057        19,157
Toronto, ON                        (consulting firm specializing in retail
54                                 management) and Corporate Director.  Ms. Dawe
Since November, 1989               is a director of Gilmore's Specialty Stores,
                                   Henry Birks & Sons Inc., National Bank of
                                   Canada and OshKosh B'Gosh, Inc.
-------------------------------------------------------------------------------------------------------------------------------
ALFRED C. ECKERT, III              Chairman and Chief Executive Officer of GSC         8,676,932(5)            0     8,676,932
Bernardsville, NJ                  Partners (private equity investment firm).
52                                 Mr. Eckert is a director of West Point
Since December, 2000               Stevens, Kensington Group and McKesson HBOC
                                   Inc.
-------------------------------------------------------------------------------------------------------------------------------
DAVID R. MCCAMUS                   Corporate Director.  Mr. McCamus is a director           1,000          5,718         6,718
Oakville, ON                       of Dofasco Ltd. and Trilon Financial Ltd.
69
Since November, 1997
-------------------------------------------------------------------------------------------------------------------------------
NEWTON N. MINOW                    Counsel, Sidley & Austin (legal).  Mr. Minow                 0          3,268         3,268
Chicago, IL                        is a director of Aon Corporation and Manpower,
75                                 Inc.
Since December, 2000
-------------------------------------------------------------------------------------------------------------------------------
J. ROBERT S. PRICHARD, O.C.,       Professor of Law and President Emeritus,                 1,681         17,569        19,250
O.ONT.                             University of Toronto and Visiting Professor
Toronto, ON                        of Law, Harvard Law School; prior to June,
52                                 2000 Mr. Prichard was President, University of
Since April, 1996                  Toronto (post-secondary educational
                                   institution).  Mr. Prichard is a director of
                                   Bank of Montreal, Four Seasons Hotels Inc.,
                                   George Weston Limited, Onex Corporation, Tesma
                                   International Inc. and Visible Genetics Inc.
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
                                                                                       Common
                                   Principal Occupation or Employment During the       Shares
Name, Age and Period of            Past Five Years, Positions with Moore and        Beneficially   Share Units(2)
 Service                           Directorships(1)                                     Owned                        Total
-------------------------------------------------------------------------------------------------------------------------------
LIONEL H. SCHIPPER, C.M.           President, Schipper Enterprises Inc. and                     0              0             0
Toronto, ON                        Chairman, Fallbrook Holdings Ltd. (private
68                                 equity investment company).   Mr. Schipper is
                                   a director of Clairvest Group Inc., Co-Steel
                                   Inc. Four Seasons Hotels Inc. and H.O.
                                   Financial Ltd.
-------------------------------------------------------------------------------------------------------------------------------
JOHN W. STEVENS                    Executive Vice President and director of Arva            5,000          3,268         8,268
Toronto, ON                        Limited (private equity investment company).
44                                 Prior to June 2000 Mr. Stevens was a partner
Since December, 2000               of Osler, Hoskin & Harcourt LLP (legal).
-------------------------------------------------------------------------------------------------------------------------------

NOTES
1. Membership on the various Committees of the Board of Directors is listed in the Statement of Corporate Governance Practices below.
2. Represents deferred share units awarded to non-employee directors under a share plan described under Compensation of Directors on page 6.
3. Mr. Ammon is the sole shareholder of CLGI, the general partner of the Partnership, and as such may be deemed to have shared power to vote or direct the vote and shared power to dispose or direct the disposition of 21,692,307 common shares or 19.7% of the common shares of the Corporation assuming conversion, in full, of the Debenture.
4. Mr. Burton is a Class B Limited Partner of the Partnership with a $2,000,000 investment. Mr. Burton does not have the right to control or direct the conversion of the Debenture or the power to vote or direct the vote or the power to dispose or direct the disposition of the common shares issuable on the conversion of the Debenture.
5. Mr. Eckert is the Chairman and Chief Executive Officer of Greenwich Street Capital which is a Class A Limited Partner of the Partnership and as such may be deemed to have shared power to vote or direct the vote and shared power to dispose or direct the disposition of 8,676,932 common shares or 7.88% of the common shares of the Corporation assuming conversion, in full, of the Debenture.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

BOARD MANDATE

The Board of Directors assumes ultimate responsibility for the stewardship of Moore and carries out its mandate directly and through considering recommendations it receives from the five Committees of the Board and from management.

Management is responsible for the day-to-day operations of Moore, and pursues Board approved strategic initiatives within the context of authorized business and capital plans and corporate policies. Management is expected to report to the Board on a regular basis on short term results and longer term development activities.

The Board is specifically responsible for:

(A)  ADOPTION OF A STRATEGIC PLANNING PROCESS

The Board's role is to ensure a strategic planning process is in place, to review corporate and business unit strategies annually and to approve Moore's annual business plan. Quarterly updates on achievement of financial objectives of the annual business plan, business development and strategic initiatives are presented to the Board by management. During 2000 the Board undertook a review, with the assistance of independent financial and legal advisors, of the strategic alternatives available to the Corporation.

(B) IDENTIFICATION OF PRINCIPAL RISKS AND IMPLEMENTING RISK-MANAGEMENT SYSTEMS

The strategic planning process involves consideration and understanding by the Board of the principal risks inherent in Moore's business. Committees of the Board address specific risks. The Audit Committee reviews financial risk-management issues and programs. During l998, the Audit Committee approved the adoption of an integrated audit approach which involves undertaking audits based on a risk assessment. The Environment, Health and Safety Committee monitors risks and compliance issues related to Moore's environment, health and safety policies and procedures.

(C)  SUCCESSION PLANNING AND MONITORING SENIOR MANAGEMENT PERFORMANCE

The Management Resource Committee reviews the performance of the Chief Executive Officer and all matters related to senior management recruitment, development, performance, compensation, organization structure and succession planning. On an annual basis, leadership development is reviewed with the Board.

(D)  COMMUNICATIONS POLICY

The Board reviews and approves communications of a regulatory nature prior to mailing to shareholders. The Board receives quarterly updates on reports by analysts following the Corporation. Investor meetings are held following the release of quarterly results. Investor inquiries are handled promptly by or under the direction of the appropriate officer of the Corporation. Moore has adopted a confidential shareholder voting policy and a Confidentiality, Disclosure and Trading Policy.

(E) INTEGRITY OF INTERNAL CONTROL AND MANAGEMENT INFORMATION SYSTEMS

The Audit Committee is responsible for overseeing reporting on internal control and management information systems. The Audit Committee meets privately at each meeting with the representatives of the Corporation's auditors to discuss matters of interest to the Committee.

The directors have confidence that the information provided by management is accurate and sufficient to allow the Board to carry out its mandate.

HOW THE BOARD OPERATES

The Board currently has thirteen members who are elected annually by shareholders. Nine nominees are standing for election as directors at the upcoming meeting of shareholders. In light of recent changes at Moore, the Board believes nine directors are a sufficient number to ensure that the Board will be able to function independently of management. The Corporation's by-laws and articles allow for the election of between nine and fifteen members. Currently, seven of the directors are Canadian residents and six of the directors are U.S. residents.

Robert G. Burton was appointed President and Chief Executive Officer and a director of the Corporation in December, 2000. All current directors except Mr. Burton are unrelated (within the meaning of that term in the l994 Report of The Toronto Stock Exchange Committee on Corporate Governance in Canada).

Thomas E. Kierans, a director, serves as non-executive Chairman of the Board of the Corporation. The separation of the roles of Chairman and Chief Executive Officer enhances the ability of the Board to function independently of management. The Corporate Governance Committee has implemented an annual review process for evaluating the effectiveness of the Board. Directors may engage outside advisors at the expense of the Corporation with approval from the Chairman of the Corporate Governance Committee.

The Board has regularly scheduled quarterly meetings with special meetings to review matters when needed. Transactions involving amounts in excess of $20 million are brought to the Board for review and approval. The Board of Directors met 23 times in 2000. This extraordinary number of meetings was held as a consequence of the strategic alternatives review process.

Orientation for new directors includes meetings with the Chief Executive Officer and the Chief Financial Officer focusing on strategic direction, financial matters and business operations. Director candidates are provided with company-specific information during the selection process and a new directors' manual when they join the Board.

To promote a greater alignment of interests between non-employee directors and shareholders, between one third and the full amount of a director's retainer is, at the election of each director, paid in the form of share units. Awarded share units are held until a director is no longer serving on the Board.

BOARD COMMITTEES

All Committees report and make recommendations to the Board on matters reviewed. Following is a brief description of the Committees of the Board that were in place in 2000.

AUDIT COMMITTEE

The principal duties of the Audit Committee are to review annual and interim financial statements and all legally required public disclosure documents containing financial information prior to their approval by the directors, review the planned scope of the examination of the annual consolidated financial statements by the auditors of the Corporation and review the adequacy of the systems of internal accounting and audit controls established by the Corporation. The Audit Committee met four times in 2000. The current members of the committee are J. Robert S. Prichard (Chairman), Shirley A. Dawe, Richard J. Lehmann and David R. McCamus.

CORPORATE GOVERNANCE COMMITTEE

The principal duties of the Corporate Governance Committee are to review matters relating to effective corporate governance including director recruitment, performance, compensation and board composition. The Corporate Governance Committee met four times in 2000. The current members of the committee are Derek
H. Burney (Chairman), Shirley A. Dawe, Barton L. Faber, Thomas E. Kierans and Brian M. Levitt.

ENVIRONMENT, HEALTH AND SAFETY COMMITTEE

The principal duties of the Environment, Health and Safety Committee are to review matters relating to the Corporation's environment, health and safety policies including monitoring compliance with the policies and reviewing responses to any related incidents. The Environmental Health and Safety Committee met twice in 2000. The current members of the committee are Barton L. Faber, Thomas E. Kierans, David R. McCamus and J. Robert S.
Prichard.

MANAGEMENT RESOURCE COMMITTEE

The principal duties of the Management Resource Committee are to review matters relating to executive recruitment, performance, development, compensation, resignations, terminations and organization planning. The duties of the Committee include evaluating the performance of senior executives, determining appropriate policies and levels for executive officer compensation, and establishing and administering appropriate short and long term incentive arrangements for executives. The Management Resource Committee met seven times in 2000. The current members of the committee are Brian M. Levitt (Chairman), Derek H. Burney, Richard J. Lehmann and Thomas E.
Kierans.

PENSION COMMITTEE

The principal duties of the Pension Committee are to review matters relating to the supervision of Moore's pension and savings plans. The Pension Committee met four times in 2000. The current members of the committee are Shirley A. Dawe (Chair), Robert G. Burton and two management appointees, Charles E. Canfield (Vice President, Human Resources) and Robert B. Lewis (Executive Vice President, Chief Financial Officer). In 1999 a Management Pension Committee was established which carries out delegated responsibilities and makes recommendations to the Board Pension Committee.

DIRECTORS' AND EXECUTIVE OFFICERS' COMPENSATION

COMPENSATION OF DIRECTORS

In 2000 each director who was not an employee of Moore was entitled to receive an annual retainer of $30,000. The Board of Directors has adopted the Share Plan for Non-Employee Directors under which each director receives $10,000 of the retainer in the form of deferred share units. Each director may then elect to take the balance of $20,000 in cash, deferred share units or common shares purchased on the open market. A deferred share unit is a bookkeeping entry, equivalent in value to one common share of the Corporation. Deferred share units awarded are held until the director is no longer serving on the Board.

Following termination of Board service, the fair market value of the equivalent number of common shares is paid to a director, net of withholdings, in cash or common shares. The Chairman of each Board Committee received an additional retainer of $3,500. A fee of $1,000 was paid for each meeting of the Board of Directors and each meeting of a Committee which the director attended in person. The fee for participating in Board of Directors or Board Committee meetings by telephone was $500. Each director is reimbursed for expenses incurred in attending meetings.

Mr. Thomas Kierans, the Chairman of the Board, is a non-executive director. In 2000 Mr. Kierans received an annual retainer of $200,000 paid in cash. Mr. Kierans does not receive meeting fees.

COMPENSATION OF EXECUTIVE OFFICERS

The following table provides a summary of the compensation earned by each individual who served as Chief Executive Officer in 2000 and the four other most highly compensated executive officers of Moore (the "Named Executive Officers") who served as executive officers in 2000. Specific aspects of the compensation are dealt with further in the tables and in the narrative following the tables.

SUMMARY COMPENSATION TABLE

------------------------------------------------------------------------------------------------------------------------------
                                             Annual Compensation                Long Term Compensation
------------------------------------------------------------------------------------------------------------------------------
                                                                                  Awards            Payouts
------------------------------------------------------------------------------------------------------------------------------
Name and Principal Position   Year    Salary      Bonus      Other        Securities   Restricted     LTIP     All Other Compen-
                                                             Annual         Under        Shares      Payouts         sation
                                                             Compensation  Options/        Or
                                                                             SARs      Restricted(2)
                                                                           Granted1       Share
                                                                                         Units2
                                        $           $            $           (#)           (#)         ($)            ($)
------------------------------------------------------------------------------------------------------------------------------
Robert G. Burton(3)          2000      51,924       -            -         1,000,000(3)     -           -              -
President and Chief
Executive Officer
------------------------------------------------------------------------------------------------------------------------------
James D. Wyner               2000     275,000       215,183      -             20,000       -           -            12,499(4)
Vice President and           1999     260,000       277,750      -             25,000       -           -            31,848(4)
President,                   1998     250,000                    -             30,000       -           -            88,294(4)
Peak Technologies, Inc.
------------------------------------------------------------------------------------------------------------------------------
W. Ed Tyler(5)               2000     791,216       -            -            -             23,608               26,500,000(5)
Former President and Chief   1999     806,250     1,431,900      -            379,000        9,863      -           122,212
Executive Officer            1998     562,500       562,500      -          1,579,506      409,445      -              -
------------------------------------------------------------------------------------------------------------------------------
Michael S. Rousseau(6,7)     2000     305,250       -            -            -             -           -              -
Former Senior Vice           1999     177,686       244,200      -            -             -           -            54,581(6)
President and Chief
Financial Officer
------------------------------------------------------------------------------------------------------------------------------
Gary W. Ampulski(7,8)        2000     290,945       -            -            -             -           -             4,755(9)
Former Vice President and    1999     247,500       167,063      -            -             -           -             3,592(9)
President Moore North        1998     215,500        81,892      -            -             -           -             2,396(9)
America, Inc.
------------------------------------------------------------------------------------------------------------------------------
James B. Currie(10)          2000     291,500       -            -            -             -           -             1,714(9)
Former Senior Vice           1999     257,292       206,255      -             50,000       -           -              -
President, Business
Development
------------------------------------------------------------------------------------------------------------------------------

NOTES:
1. Awards are options to acquire the Corporation's common shares under the Corporation's Long Term Incentive Plan, except for Mr. Burton (see note 3) and Mr. Tyler who received inducement stock option grants when they joined the Corporation.
2. In 2000, Mr. Tyler received 23,608 share units as dividend payments on share units granted to him when he joined Moore. At December 31, 2000 no share units were outstanding as all outstanding units vested and were paid out in cash in accordance with their terms as a consequence of Mr. Tyler's termination of service (see note 5).
3. Mr. Burton became President and Chief Executive Officer of the Corporation on December 21, 2000. His 2000 compensation is shown from the date he was employed by Moore, December 12, 2000. Mr. Burton was granted an option to purchase an aggregate of 1,000,000 Series 1 preference shares at an exercise price of $Cdn. 3.65.
4. Mr. Wyner received a relocation allowance of $20,360 in each of 1999 and 1998 plus moving expenses of $6,787 in 2000, $2,914 in 1999 and $42,463 in
     1998. Mr. Wyner received financial counseling in the amount of $6,775 in 1999. In 1998, Mr. Wyner received $23,500 in connection with the cancellation of 20,000 of his stock options. The amounts shown also include matching contributions made by Moore pursuant to a Moore retirement savings plan available to all employees.
5. Mr. Tyler resigned on December 11, 2000. Included in "All Other Compensation" for 2000 are payments made to Mr. Tyler in accordance with his existing employment arrangements as a consequence of the termination of his service. See "Termination Payments" on page 11.
6. Mr. Rousseau was replaced as Chief Financial Officer on December 21, 2000. Mr. Rousseau's employment commenced in May, 1999 and his 1999 compensation is shown from that date. In 1999 Mr. Rousseau received a relocation allowance of $22,917 and moving expenses of $31,664.
7. Options held by Messrs. Rousseau and Ampulski expired when they ceased to be employed by the Corporation.
8.   Mr. Ampulski resigned on December 31, 2000.
9. These amounts represent matching contributions made by Moore pursuant to a Moore retirement savings plan available to all employees.
10.  Mr. Currie resigned on January 12, 2001.

OPTION/SAR GRANTS DURING THE MOST RECENTLY COMPLETED FINANCIAL YEAR

The following table provides information on stock options granted to the Named Executive Officers in 2000.

------------------------------------------------------------------------------------------------------------
                                      % of Total
                                       Options/                         Market Value of
                       Securities    SARs Granted                         Securities
                         Under       to Employees       Exercise          Underlying
                     Options/SARs    in Financial          Or           Options/SARs on
                      Granted (#)        Year          Base Price         the Date of
       Name                                          ($Cdn/Security)         Grant         Expiration Date
                                                                        ($Cdn/Security)
------------------------------------------------------------------------------------------------------------
R.G.Burton                1,000,000(1)        38.6               3.65               3.65  Dec. 11, 2010
------------------------------------------------------------------------------------------------------------
J.D. Wyner                   20,000(2)         0.8               3.65               3.65  Dec. 11, 2010
------------------------------------------------------------------------------------------------------------
W.E. Tyler                        0              0                  -                  -          -
------------------------------------------------------------------------------------------------------------
M.S. Rousseau                     0              0                  -                  -          -
------------------------------------------------------------------------------------------------------------
G.W. Ampulski                75,000(3)         2.9              5.925              5.925  April 26, 2010
------------------------------------------------------------------------------------------------------------
J.B. Currie                       0              0                  -                  -          -
------------------------------------------------------------------------------------------------------------

NOTES:
1. Mr. Burton was granted options to purchase Series 1 preference shares. These options are exercisable at the rate of 25% per year commencing December 11, 2001.
2. These options are exercisable for common shares of the Corporation at the rate of 25% per year commencing December 11, 2001.
3. Options held by Mr. Ampulski expired when he ceased to be employed by the Corporation.

AGGREGATED OPTION/SAR EXERCISES DURING THE MOST RECENTLY COMPLETED FINANCIAL YEAR AND FINANCIAL YEAR-END OPTION/SAR VALUES

The following table provides information on the number of outstanding options for each Named Executive Officer, whether or not the options were exercisable and the value of the options at December 31, 2000.

------------------------------------------------------------------------------------------------------------------------
          Name              Securities      Aggregate Value             Unexercised              Value of Unexercised
                           Acquired on         Realized               Options/SARs at                In-the-Money
                             Exercise                                December 31, 2000             Options/SARs at
                                                                                                 December 31, 2000(1)
                               (#)                ($)                       (#)                          ($)

                                                                        Exercisable/                 Exercisable/
                                                                       Unexercisable                Unexercisable
------------------------------------------------------------------------------------------------------------------------
R. G. Burton                    -                  -                     0/1,000,000(2)               0/863,275
------------------------------------------------------------------------------------------------------------------------
J.D. Wyner                      -                  -                   22,500/77,500                     0/0
------------------------------------------------------------------------------------------------------------------------
W.E. Tyler                      -                  -                    1,958,506/0                      0/0
------------------------------------------------------------------------------------------------------------------------
M.S. Rousseau(3)                -                  -                         -                            -
------------------------------------------------------------------------------------------------------------------------
G.W. Ampulski(3)                -                  -                         -                            -
------------------------------------------------------------------------------------------------------------------------
J.B. Currie                     -                  -                      0/50,000                       0/0
------------------------------------------------------------------------------------------------------------------------

NOTES:

1. The closing price of the Corporation's common shares on The Toronto Stock Exchange on December 31, 2000 was $Cdn. 4.55.

2.   Options to acquire Series 1 preference shares.

3. Options held by these individuals expired when they ceased to be employed by the Corporation.

RETIREMENT ARRANGEMENTS

Benefit accruals ceased under the Retirement Income Plan (the "Plan") of Moore North America, Inc. effective December 31, 2000. Mr. Wyner is the only current Named Executive Officer participating in the Plan. The following table shows the total estimated annual retirement benefits payable to Mr. Wyner. Remuneration is based on three-year final average earnings including salary and bonus. The benefits shown are assumed to be payable at age 65 as a joint survivor annuity and are subject to reduction by any social security benefits.

                    ESTIMATED ANNUAL PENSION BENEFITS PAYABLE

-----------------------------------------------------------------------------------------
    Remuneration                               Years of Service
-----------------------------------------------------------------------------------------
        ($)                10          15             20            25             30
-----------------------------------------------------------------------------------------
      300,000             48,000      72,000         96,000       120,000        144,000
-----------------------------------------------------------------------------------------
      400,000             64,000      96,000        128,000       160,000        192,000
-----------------------------------------------------------------------------------------
      500,000             80,000     120,000        160,000       200,000        240,000
-----------------------------------------------------------------------------------------
      600,000             96,000     144,000        192,000       240,000        288,000
-----------------------------------------------------------------------------------------

Mr. Wyner has 9.2 years of credited service under the Plan as of December 31, 2000. Mr. Wyner entitlement was accruing at the rate of two years for each year during the first five years of service. His average pensionable earnings as of December 31, 2000 were $472,269. In the event that Mr. Wyner's employment with the Corporation is terminated prior to completing five years of service, his credited service will be accelerated to ten years.

Mr. Tyler's supplemental executive retirement program provided for a target retirement income of 72% of final average earnings, upon the completion of 40 years of pension service. This target benefit was payable at age 60 and was inclusive of any other Moore pensions. Mr. Tyler was granted 25 years of credited service at the time of hire. Mr. Tyler terminated employment during 2000 and, in accordance with his existing employment arrangements, his accrued benefit under the supplemental executive retirement program was paid out in a lump sum in the amount of $13,500,000.

EMPLOYMENT ARRANGEMENTS

Moore's employment arrangements with its Named Executive Officers provide for their participation in Moore's executive compensation and benefit programs which are available to all management employees. Confidentiality and non-competition clauses are included to protect Moore should the employment of any Named Executive Officer be terminated. In the event of such termination, compensation would be provided in consideration of certain non-competition covenants. Mr. Wyner would receive payments of an amount equal to two times his annual salary. Named Executive Officers may also receive vested benefits under Moore's primary pension plans and supplemental executive retirement program.

Mr. Burton's employment arrangements are described under the section "Chief Executive Officer's Compensation."

A deferred compensation plan is in place for senior executives of Moore North America, Inc., the Corporation's principal U.S. subsidiary. The purpose of the plan is to allow participating executives an opportunity to defer receipt of their annual incentive plan compensation.

COMPOSITION OF THE MANAGEMENT RESOURCE COMMITTEE

The current members of the Management Resource Committee are Brian M. Levitt (Chairman), Derek H. Burney, Thomas E. Kierans and Richard J. Lehmann. With the exception of Mr. Kierans, who is Chairman of the Board, none of the Committee members are, or have been, an officer or an employee of Moore or any of its subsidiaries.

REPORT ON EXECUTIVE COMPENSATION

COMPENSATION POLICY

The objectives of the executive compensation policies are to target a competitive level of compensation which will enable Moore to attract, retain and motivate qualified executives to create shareholder value, to carry out its strategic objectives and to link the level of compensation to the performance of Moore and the executive.

Moore's aim is to pay total compensation to its executives in the mid-range of compensation paid to executives with similar responsibilities at comparable corporations. Compensation packages at Moore consist of base salary, annual incentive awards and equity based awards under long term incentive plans. The compensation packages are designed to deliver up to 75th percentile compensation for superior performance.

The Committee believes that providing an equity interest in the advancement of Moore through the issuance of options and contingent share units, together with the potential to achieve annual cash bonuses, serves to align effective executive and corporate performance. In 1999 an incentive program was introduced which focuses on improvement in Economic Value Added(R) (EVA) as a performance measure to increase senior executive focus on creating shareholder value.

From time to time, Moore retains independent consultants to assist its human resources staff and the Committee in obtaining competitive data and to provide advice on meeting its overall compensation objectives.

BASE SALARY

The current executive salary structure consists of salary ranges for all executive positions including those of the Named Executive Officers. The salary structure is reviewed each year to determine its competitive level relative to a group of comparable companies. In 2000 Moore's objective was to establish salary-range mid-points at the 50th (median) percentile of the comparator group. The Committee reviews and recommends to the Board for approval any proposed adjustment to the salary structure. With respect to senior executives, the Committee assesses the overall scope and level of responsibility of the senior executive position relative to other positions within Moore and to the scope and level of responsibility of comparable positions within the comparable group of companies. The executive salary structure was increased by 3% for 2000.

Senior executive salary reviews are based on pay for performance and are reviewed on an annual basis. The Committee takes into consideration Moore's overall performance, the performance of the unit headed by the executive, the performance of the executive, the relationship of the executive's salary to the salary range for the position and other considerations the Committee believes are appropriate in the circumstances. Assessment of performance takes into consideration attainment of pre-established financial objectives including revenues, earnings per share, cash flow and EVA targets and the relative achievement of other operating objectives such as restructuring, market share improvement, new product introduction and succession planning and development. The Committee makes recommendations on salary adjustments for senior executives to the Board for approval.

For 2000 the Committee recommended increases for a number, but not all, of the incumbent senior executives. The average increase was 5.1%. Effective January 1, 2000, Mr. Tyler received a 4% increase, Mr. Currie a 6% increase, Mr. Rousseau an 11% increase, Mr. Wyner a 6% increase and Mr. Ampulski a 4.5% increase.

ANNUAL INCENTIVE PLAN

In 2000 the annual incentive plan focused on creating shareholder value and was based on achievement of pre-established targets for operating income and improvement in corporate EVA. A portion of the bonus for all participants was based on corporate EVA improvement results. The balance of the bonus was based on either corporate or business unit operating income results as appropriate for each executive.

Results for corporate EVA improvement and operating income were below the threshold and no bonus was paid on these components. Business unit operating income results varied by business unit and bonuses were paid accordingly.

LONG TERM INCENTIVE PLAN

The purpose of the long term incentive plan is to advance the interests of Moore by providing certain of its key employees with additional equity based incentives; encouraging stock ownership by such employees, thereby increasing their proprietary interest in the success of Moore; encouraging them to remain employees of Moore; and attracting new key employees.

The plan is an integral part of total executive compensation. In 2000 the Committee recommended and the Board approved option grants at the median level of grants extended to positions within comparable companies.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

Robert G. Burton was appointed President and Chief Executive Officer of the Corporation on December 21, 2000. An employment agreement was entered into with Mr. Burton which provides for an annual salary of $900,000. Mr. Burton's compensation arrangement is consistent with the Corporation's compensation policy.

Mr. Burton is eligible to receive an annual cash bonus of $2,000,000 in respect of each fiscal year in accordance with the provisions of the annual incentive plan if the Corporation achieves performance objectives set by the Board of Directors to be paid on an all-or-nothing basis. With respect to 2001, Mr. Burton's cash bonus entitlement will be at least $2,000,000.

In the event of Termination without Cause (as defined) or a Termination for Good Reason (as defined), Mr. Burton shall be entitled to all amounts then owing to him plus a lump sum equal to two times his Annualized Total Compensation (as defined). In the event such termination is the result of a Change of Control, the multiple is increased to three times.

TERMINATION PAYMENTS

Under the terms of Mr. Tyler's employment agreement, upon termination Mr. Tyler was entitled to all amounts then owing to him plus a lump sum equal to two times his Annualized Total Compensation (as defined) and certain benefits for two years. Mr. Tyler was granted 25 years of credited service at the time of hire and his employment agreement provided for the lump sum settlement of his Supplemental Executive Retirement Plan entitlement upon termination. In connection with Mr. Tyler's termination on December 11, 2000, he received a payment in the amount of $26,500,000 settling all obligations of the Corporation to him under his employment agreement. These amounts included $13,500,000 under the Supplemental Executive Retirement Plan; $7,170,055 for severance; $2,236,000 under the Long Term Incentive Performance Plan; $2,178,455 in settlement of previously accrued deferred bonus payments; $800,000 in settlement of a home loan (which was subsequently repaid to the Corporation by Mr. Tyler); $404,425 as payment for outstanding share units; $130,440 for benefit continuation; and $80,625 as payment for accrued vacation.

MANAGEMENT RESOURCE COMMITTEE

Signed by: Brian M. Levitt (Chairman), Derek H. Burney, Thomas E. Kierans and Richard J. Lehmann.

AUDIT COMMITTEE REPORT

The responsibilities of the Audit Committee are set forth in the Terms of Reference of the Audit Committee (a copy of which is set forth in Appendix "A" attached hereto). They include assisting the Board of Directors in fulfilling its oversight responsibilities as they relate to the Corporation's accounting policies and internal controls, financial reporting practices and reviewing the financial statements of the Corporation before such financial statements are approved by the Board. These responsibilities are carried out through quarterly meetings with the Corporation's auditors and management to review accounting, auditing, internal controls and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Corporation's senior management, including senior financial management, and its auditors.

The Corporation's audited financial statements included in the Annual Report to Shareholders were reviewed and discussed with senior management. Management has confirmed that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and, (ii) have been prepared in conformity with generally accepted accounting principles.

Discussions occurred with PricewaterhouseCoopers LLP, the Corporation's auditors, with respect to the matters required to be discussed by SAS 61 (Communications with Audit Committee). SAS 61 requires the auditors to provide the Audit Committee with additional information regarding the scope and results of their audit of the Company's financial statements, including with respect to
(i) their responsibility under generally accepted auditing standards; (ii) significant accounting policies; (iii) management judgments and estimates; (iv) any significant audit adjustments; (v) any disagreements with management; and
(vi) any difficulties encountered in performing the audit.

PricewaterhouseCoopers LLP have provided the Audit Committee with a letter outlining the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between PricewaterhouseCoopers LLP and the Corporation that in their professional judgment may reasonably be thought to bear on independence. PricewaterhouseCoopers LLP has discussed its independence with us, and has confirmed in such letter that, in its professional judgment, it is independent of the Corporation within the meaning of United States federal securities laws.

Based on the review and discussions described above with respect to the Corporation's audited financial statements included in the Annual Report to Shareholders, the Audit Committee has recommended to the Board of Directors that such financial statements be included in the Corporation's Annual Report on Form 10-K and Annual Information Form.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate and in accordance with generally accepted accounting principles. That is the responsibility of management and the Corporation's independent auditors. In giving our recommendation to the Board of Directors, we have relied on (i) management's representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principals, and (ii) the report of the Corporation's auditors with respect to such financial statements.


AUDIT COMMITTEE

Signed by: J. Robert S. Prichard (Chairman), Shirley A. Dawe, Richard J. Lehmann and David R. McCamus

AUDIT FEES

The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered in connection with (i) the audit of the Corporation's annual financial statements set forth in the Corporation's Annual Report and Annual Report on Form 10-K for the year ended December 31, 2000, and (ii) the review of the Corporation's quarterly financial statements set forth in the Corporation's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000, were approximately $2,150,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

There were no fees billed by PricewaterhouseCooper's LLP, the independent auditors, for the Corporation's most recent fiscal year for professional services rendered in connection with (i) operating or supervising the operation of, the Corporation's information systems or managing the Corporation's local area network and (ii) designing or implementing a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Corporation's financial statements taken as a whole.

ALL OTHER FEES

The aggregate fees for all other services rendered by PricewaterhouseCoopers LLP for the Corporation's most recent fiscal year were approximately $1,700,000. These fees include work performed with respect to the outsourcing of internal audit activities, as well as tax planning and compliance services, audits of employee benefit plans, due diligence services and other miscellaneous services.

The Audit Committee has advised the Board of Directors that it has determined that the non-audit services rendered by the Corporation's during the most recent fiscal year are compatible with maintaining the independence of such auditors.

PERFORMANCE GRAPH

The following graph and related information compares the annual changes over the last five years in the value of $Cdn. 100 invested in Moore common shares, assuming reinvestment of dividends in Canadian dollars, and the TSE 300 Index which incorporates dividend reinvestment. [OBJECT OMITTED]

                              [Performance graph]

           1995            1996             1997            1998             1999          2000
MCL        $100            $116             $  93           $ 74             $ 39          $ 22
TSE 300    $100            $128             $ 148           $145             $191          $205

INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS OTHER THAN UNDER SECURITIES PURCHASE PROGRAMS

As at February 5, 2001, the aggregate indebtedness (other than routine indebtedness) of directors, executive officers, senior officers and employees outstanding to the Corporation and its subsidiaries was $930,014. These loans are in excess of the employee's annual salary and represent house loans provided to employees under the corporate house loan policy following a company requested relocation. The loans bear interest at 4.3% per annum, have a term of 7 years and are secured by mortgages on the houses.

Indebtedness under the house loan policy of senior officers is set out in the table following.

   TABLE OF INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

  -----------------------------------------------------------------------------------------------------------------------
     Name and Principal Position      Involvement of Moore      Largest Amount Outstanding     Amount Outstanding as at
                                                                       During 2000                 February 5, 2001
                                                                           ($)                           ($)
  -----------------------------------------------------------------------------------------------------------------------
  J.D. Wyner                         A subsidiary of Moore               349,129                       344,474
  Vice President and President,      as lender
  Peak Technologies Inc.
  Potomac, Maryland
  -----------------------------------------------------------------------------------------------------------------------
  M.S. Rousseau                      A subsidiary of Moore               596,705                       586,540
  Former Senior Vice President and   as lender
  Chief Financial Officer,
  Lake Forest, Illinois
  -----------------------------------------------------------------------------------------------------------------------

DIRECTORS' AND OFFICERS' INSURANCE

The Corporation has purchased insurance for the benefit of the directors and officers subject to certain limitations contained in the BUSINESS CORPORATIONS ACT (Ontario). The premium amounts to $177,104 annually and is paid by the Corporation. The policies provide coverage of $50 million for each director and officer subject to a maximum of $50 million in any policy year. Each claim against a director or officer is not subject to any deductible for the individual director or officer or directors and officers as a group. The policy provides for a deductible of $500,000 per occurrence for losses occurring in the United States and $250,000 per occurrence for losses occurring elsewhere.

The by-laws of the Corporation provide for the indemnification of directors and officers from and against any liability and costs in respect of any action or suit against them in respect of the execution of their duties of office subject to the limitations referred to therein. In 1999, indemnification agreements were put in place for directors and officers of the Corporation. These agreements are complementary to by-law and insurance policy provisions and specify the process for indemnification claims.

APPOINTMENT OF AUDITORS

A resolution will be submitted to the meeting to appoint PricewaterhouseCoopers LLP as auditors of the Corporation for a term expiring with the annual meeting of shareholders in 2002 and to authorize the directors to fix the remuneration to be paid to the auditors. To become effective, such resolution must be approved by a majority of the votes cast at the meeting.

PricewaterhouseCoopers LLP will be represented at the meeting and will have an opportunity to make a statement if they so desire and to answer appropriate questions.

AMENDMENT TO THE CORPORATION'S ARTICLES

At the meeting, shareholders will be asked to approve a special resolution (substantially in the form set out in Appendix "B" attached hereto), with or without variation, authorizing the filing of articles of amendment to remove the objects for which the Corporation is incorporated set forth in clause 10 of the Corporation's Articles of Amalgamation (the "Objects"). The text of the Objects is set forth in Appendix "C" attached hereto.

Moore Corporation Limited was originally incorporated by letters patent dated November 26, l928 and continued by letters patent of amalgamation dated December 31, 1938. On March 29, 1972 the shareholders of the Corporation confirmed an amendment to the Articles of Amendment of the Corporation to enact the most recent revision to the Objects of the Corporation. At the time of its original incorporation under THE COMPANIES ACT it was necessary for the Corporation's objects to be described. This requirement is not applicable to modern business corporations and has not been necessary since 1982. Today it is very unusual for an Ontario business corporation to include objects in its articles as they may restrict the business which the corporation may conduct and impair the ability of a corporation's management and directors to exploit new business opportunities and otherwise act in the best interests of the corporation and its shareholders.

The purpose of removing the Objects is to eliminate any restrictions on the business of the Corporation which the Objects impose, and to avoid any legal uncertainty concerning the ability of the Corporation to engage in businesses and transactions which management and the Board of Directors believe to be in the best interest of the Corporation and its shareholders.

A special majority of 66 2/3% of the votes cast at the meeting is required for approval of the resolution (the "special resolution") authorizing the amendment of the Corporation's Articles of Amendment to remove the Objects set forth is clause 10 thereof.

If the special resolution is approved at the meeting, then articles of amendment may be filed with the Companies Branch in the Province of Ontario to give effect to the removal of the Objects. The removal of the Objects will not be effective until such filing is complete. The Board of Directors reserves the right to revoke all or part of the articles of amendment at any time prior to their becoming effective, or to not proceed with the filing of the articles of amendment at all.

DISSENT RIGHTS

Under the provisions of section 185 of the ONTARIO BUSINESS CORPORATIONS ACT (the "OBCA"), a registered shareholder of the Corporation is entitled to send a written objection to the special resolution. In addition to any other right a shareholder may have, when the action authorized by the special resolution becomes effective, a registered shareholder of the Corporation who complies with the dissent procedure under section 185 of the OBCA is entitled to be paid the fair value of the shares held by the shareholder in respect of which the shareholder dissents, determined as at the close of business on the day before the special resolution is adopted.

The dissent procedure provided by Section 185 of the OBCA is summarized at Appendix "D" hereto and a copy of section 185 of the OBCA is reproduced at Appendix "E" hereto. The description of the dissent rights and procedure, as set out in Appendix "D", is not a comprehensive statement of the procedure to be followed by shareholders and is qualified in its entirety by the full text of section 185 of the OBCA as reproduced in Schedule "E". Shareholders who may wish to dissent should read Appendices "D" and "E" carefully and in their entirety.

PERSONS WHO ARE BENEFICIAL OWNERS OF SHARES REGISTERED IN THE NAME OF A BROKER, CUSTODIAN, NOMINEE, OTHER INTERMEDIARY OR IN SOME OTHER NAME WHO WISH TO DISSENT, SHOULD BE AWARE THAT ONLY THE REGISTERED OWNER OF SUCH SECURITIES IS ENTITLED TO DISSENT.

A SHAREHOLDER IS NOT ENTITLED TO DISSENT IF SUCH SHAREHOLDER VOTES ANY OF THE SHARES BENEFICIALLY HELD BY IT IN FAVOUR OF THE SPECIAL RESOLUTION. THE EXECUTION OR EXERCISE OF A PROXY DOES NOT CONSTITUTE A WRITTEN OBJECTION FOR THE PURPOSES OF SECTION 185 OF THE OBCA.

FAILURE TO ADHERE STRICTLY TO THE REQUIREMENTS OF SECTION 185 OF THE OBCA MAY RESULT IN THE LOSS OR UNAVAILABILITY OF RIGHTS UNDER THAT SECTION.

2001 LONG TERM INCENTIVE PLAN

BACKGROUND

Moore has had a stock option plan in force since 1957 for its executives and key employees. The most recent plan, the 1999 Long Term Incentive Plan (the "1999 Plan"), was approved by shareholders in 1999. The 1999 Plan expired on February 16, 2001. As of February 5, 2001, there were outstanding options to acquire 6,227,386 common shares and 1,580,000 Series 1 preference shares of the Corporation.

THE PLAN

In evaluating the most appropriate equity based incentive plan to replace the 1999 Plan, the directors had special regard to the unique challenges facing Moore and its new Chief Executive Officer as he implements the Corporation's strategic initiatives and restructuring program. Accordingly, on February 22, 2001, the directors passed a resolution, subject to regulatory approval, adopting the 2001 Long Term Incentive Plan (the "Plan"), to authorize and regulate the granting of stock options, restricted stock and other special stock awards.

The purpose of the Plan is to advance the interests of Moore by (i) providing certain of its employees with additional incentives; (ii) encouraging stock ownership by such employees, thereby increasing their proprietary interest in the success of Moore; (iii) encouraging them to remain employees of Moore; (iv) attracting new employees; and (v) continuing to align the interests of the Corporation's directors with those of its shareholders.

No grants or awards have been made to date under the Plan, and no determination has been made as to the total number of employees, including executives and officers, to whom grants under the Plan will be made. Employee recipients will be selected on the basis of their capacity to contribute to the success of Moore. Moore has approved voluntary guidelines for the ownership of shares acquired under the exercise of stock options held by certain executives of the Corporation. The guidelines call for ownership of between one-half to two times an executive's annual salary depending upon seniority. Moore also wishes to be able to make grants or awards under the Plan to its directors who elect to receive such grants or awards in lieu of cash compensation.

THE PLAN IS SUBJECT TO SHAREHOLDER APPROVAL PRIOR TO DECEMBER 31, 2001. THE PLAN WILL TERMINATE ON FEBRUARY 21, 2004, AFTER WHICH DATE NO FURTHER GRANTS MAY BE MADE PURSUANT TO THE PLAN, BUT OUTSTANDING GRANTS TO THAT DATE WILL NOT BE CANCELLED BY TERMINATION OF THE PLAN.

The Plan will be administered by the Management Resource Committee which will select the employees to receive grants under the Plan, determine the number of shares to be made subject to any grant or award, and prescribe any other terms and conditions thereof, subject to ratification by the Board. The Board will have authority to amend, suspend or terminate the Plan as it deems advisable, subject to regulatory approval. However, no such amendment shall, without the approval of shareholders (a) materially increase the benefits accruing to participants in the Plan; (b) increase the aggregate number of shares which may be issued under the Plan (except in the case of a stock split or other reorganization of capital); (c) change eligibility requirements for participation in the Plan; (d) increase the maximum individual participation limits for a fiscal year; (e) decrease the minimum option price; (f) increase the aggregate number of shares which may be issued under the Plan to non-employee directors (except in the case of a stock split or other reorganization of capital); or (g) extend the maximum option period.

A total of 2,500,000 shares will be available under the Plan. The aggregate number of shares reserved for issuance which may be issued to any one person under the Plan must not exceed 5% of the outstanding common shares less the number of shares reserved for issuance to such person under any other plan. The maximum number of options or restricted stock which may be granted to any individual during any fiscal year is 500,000 and 100,000, respectively. The aggregate number of shares reserved for issuance for non-employee directors as a whole must not exceed 15% of the total number of shares available under the Plan. The total number of restricted stock or special stock awards which may be made during any fiscal year may not exceed one percent of the outstanding common shares. Shares subject to options which are cancelled or terminated without having been exercised shall be available for new grants under the Plan. Shares issued as restricted stock which is forfeited for any reason prior to vesting shall not be available for new grants or awards under the Plan.

The Plan requires that the exercise price of all options shall not be less than the fair market value of the shares covered by the option on the date prior to the grant. Fair market value in the case of common shares of the Corporation means the average of the high and low board lot prices at which such shares are traded on The Toronto Stock Exchange at the close of business on the trading day preceding the date of grant. The closing price of the common shares on The Toronto Stock Exchange on February 5, 2001 was $Cdn. 7.14.

The Management Resource Committee, subject to ratification by the Board, will determine when an option will be exercisable, except that the term of an option cannot exceed ten years from the date of grant. Options will become immediately exercisable in the event of death or termination of employment as a result of retirement or disability and will remain so for a period of one year. However, options will be cancelled upon any other termination of employment. Options will also become immediately exercisable upon certain changes in control of the Corporation as defined in the Plan, including when any person or group becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 30% or more of the combined voting power of the then outstanding securities of the Corporation.

Restricted stock may be issued under the Plan. Such shares provide for forfeiture in the event conditions imposed by the Board are not satisfied. During the restricted period, the employee will have the right to exercise any voting rights attached to the shares and to receive any dividends or dividend equivalents with respect to the shares.

Special stock awards may be granted under the Plan in payment of the amount due to a participant under an incentive plan sponsored by Moore which provides for such possibility. Special stock awards may be in the form of restricted stock or common shares.

The Plan also provides that the Committee may make other equity-based awards to key employees in countries other than the United States and Canada where the effectiveness of option grants is unduly restricted by exchange control regulations, taxation, securities or other laws.


CANADIAN TAX CONSEQUENCES

The following summary of Canadian federal income tax considerations will generally be applicable to employees who are granted an incentive award under the Plan in connection with employment in Canada and who (i) at all relevant times are resident, or are deemed to be resident, in Canada for the purposes of the INCOME TAX ACT (CANADA) (the "Tax Act") and any relevant income tax treaty or convention; (ii) hold shares of common stock of Moore (the "Shares") acquired pursuant to the Plan as capital property within the meaning of the Tax Act; and
(iii) deal with Moore at arm's length within the meaning of the Tax Act.

This summary is based upon the current provisions of the Tax Act and the regulations issued thereunder (the "Regulations"), all specific proposals (the "Proposed Amendments") to amend the Tax Act and Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, and Moore's understanding of the current published administrative and assessing practices and policies of the Canada Customs and Revenue Agency (the "CCRA"). This summary is intended to provide a general understanding of the material Canadian federal income tax consequences and does not take into account provincial, territorial or foreign tax legislation or considerations.

GRANT AND EXERCISE OF OPTIONS

The grant of an option under the Plan will not result in any immediate income tax consequences to the employee under the Tax Act.

If an employee acquires Shares upon the exercise of options, the employee will be deemed to have received an employment benefit equal to the amount by which the fair market value of such Shares at the time of acquisition exceeds the price paid for the Shares. The amount of this benefit will be included in computing the employee's income from employment for the year in which the Shares are acquired. Under the Proposed Amendments, the inclusion of this benefit in computing income may be deferred, subject to certain conditions and limits, to the year in which the employee disposes of the Shares. In computing taxable income for the year in which the benefit is required to be included in income, the employee would generally be entitled to a deduction equal to one-quarter (increased to one-half under the Proposed Amendments) of the employment benefit. The cost to the employee of the Shares will be equal to the total of the amount paid for the Shares and the full amount of any employment benefit referred to above.

GRANT OF RESTRICTED STOCK AWARDS

If an employee receives a grant of a restricted stock award pursuant to the Plan, the employee will be required to include in computing employment income for the year in which the restricted Shares are issued the fair market value of the restricted Shares comprising the award (determined at the time of issue) less the price, if any, paid for the restricted Shares. The CCRA accepts that the fair market value of a restricted share may be subject to a reasonable discount from the fair market value of an unrestricted share. The amount of the discount would depend on the nature of the restrictions. The cost to the employee of such restricted Shares will be equal to the amount included in income as referred to above.

DISPOSITION OF SHARES

If an employee disposes of any Shares, the employee will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition exceed (or are exceeded by) the adjusted cost base to the employee of such Shares. Subject to proposed new rules that apply to shares for which deferral is claimed, the adjusted cost base to the employee of each Share at any time will be determined by reference to the average cost of all Shares owned by the employee at that time, whether acquired under the Plan or otherwise. Subject to the Proposed Amendments becoming law, one-half of any capital gains ("taxable capital gains") net of one-half of any capital losses ("allowable capital losses") realized in a taxation year will be included in computing the employee's income for the year. Allowable capital losses in excess of taxable capital gains for a taxation year may be carried over and deducted from net taxable capital gains in the three preceding taxation years or future taxation years, subject to and in accordance with the rules contained in the Tax Act and the Proposed Amendments. A capital gain may give rise to liability for alternative minimum tax under the Tax Act.


TAX CONSEQUENCES TO MOORE

Moore will not generally be entitled to a deduction in computing its income in respect of awards made to employees under the Plan.

UNITED STATES TAX CONSEQUENCES

Options may be granted under the Plan as Incentive Stock Options (ISOs) or as non qualified stock options (NQSOs). To the extent that the aggregate Fair Market Value of shares with respect to which options designated as ISOs are exercisable for the first time by any participant during any year (under all plans of the Corporation and any parent or subsidiary thereof) exceeds $100,000, such options shall be treated as not being ISOs. The foregoing shall be applied by taking options into account in the order in which they were granted. For the purposes of the foregoing, the Fair Market Value of any share shall be determined as of the time the option with respect to such shares is grandee. In the event of the foregoing results in a portion of an option designated as an ISO exceeding the above $100,000 limitation, only such excess shall be treated as not being an ISO. An employee will not be taxed upon the grant of an option, but upon exercise of a NQSO he will realize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over their option price and Moore will be entitled to a deduction in the same amount. An employee will not be taxed upon the grant of an ISO on either the date of the grant or (except for application of the alternative minimum tax and assuming the necessary holding periods are complied with) on the date of exercise and Moore will not be entitled in a deduction.

An employee's basis in shares received upon exercise of a NQSO option will be the fair market value of such shares on the date of exercise; any further gain or loss realized on the subsequent disposition of shares received upon exercise of a NQSO will be a long or short term capital gain or loss, depending upon the holding period of the shares. If an employee holds shares acquired by the exercise of an ISO for the requisite holding period after exercise, any gain realized on subsequent disposition over his option price will be treated as a long term capital gain. However, if he disposes of the shares within two years of the option grant or within one year of the transfer of the shares to him, he will realize ordinary income to the extent that the lesser of (1) the amount realized on disposition, or (2) the fair market value of the shares on date of exercise, exceeds his option price and Moore will be entitled to a deduction in the same amount. Additional gain to the employee, if any, will be long or short term capital gain, depending upon the holding period of the shares.

With regard to both ISOs and NQSOs, the following U.S. income tax consequences also apply: (i) any entitlement to a tax deduction on the part of Moore is subject to the applicable tax rules (including, without limitation, Section 162(m) of the United States Internal Revenue Code of 1986, as amended (the Code) regarding a $1 million limitation on deductible compensation); and (ii) in the event that the exercisability or vesting of any award is accelerated because of a change in control, payments relating to the awards (or a portion thereof), either alone or together with certain other payments, may constitute parachute payments under Section 280G of the Code, which excess amounts may be subject to excise taxes.

In general, Section 162(m) of the Code denies a publicly held corporation a deduction for federal income tax purposes for compensation in excess of $1 million per year per person to its chief executive officer and the four other officers whose compensation is disclosed inn its proxy statement, subject to certain exceptions. Stock options will generally qualify under one of these if they are granted under a plan that states the maximum number of shares with respect to which options may be granted to any recipient during a specified period and the plan under which the options are granted is approved by stockholders and is administered by a compensation committee comprised of outside directors. The Plan is intended to satisfy these requirements with respect to stock options.

The Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended. The Plan is not, nor is it intended to be, qualified under Section 401(a) of the Code.

The foregoing discussion is designed to provide a general understanding of the material United States federal income tax consequences and does not include any state or local income tax or estate tax consequences that may be applicable.

A majority of the votes cast at the meeting, other than votes attaching to shares beneficially owned by insiders of Moore to whom awards may be made pursuant to the Plan (and their associates), is required for its approval and effectiveness. As of February 5, 2001 such insiders (and their associates) held approximately 72,000 common shares of the Corporation, representing less than 1% of the outstanding common shares. Copies of the definitive text of the 2001 Long Term Incentive Plan may be obtained from the Secretary of the Corporation on request.

SHAREHOLDER PROPOSALS

Any shareholder proposals for the 2002 annual meeting of shareholders must be submitted no later than February 11, 2002 to the Secretary of the Corporation, at Scotia Plaza, 40 King Street West, P.O. Box 205, Toronto, Canada M5H 3Y2, in order to be considered for inclusion in the Corporation's management information circular and proxy statement for that meeting.

DIRECTORS' APPROVAL

The contents of this circular and the sending of it to the shareholders of the Corporation, to each director and to the auditors of the Corporation have been approved by the Board of Directors of the Corporation.




By order of the Board.


J.M. Wilson
Vice President and Secretary

Toronto, Canada
March 7, 2001

COPIES OF THE CORPORATION'S LATEST ANNUAL REPORT ON FORM 10-K AS FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION AND WITH THE CANADIAN SECURITIES AUTHORITIES AS THE ANNUAL INFORMATION FORM (TOGETHER WITH THE DOCUMENTS INCORPORATED THEREIN BY REFERENCE), MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE CORPORATION'S FINANCIAL CONDITION AND RESULTS FOR 2000, COMPARATIVE CONSOLIDATED FINANCIAL STATEMENTS OF THE CORPORATION FOR 2000, TOGETHER WITH THE REPORT OF THE AUDITORS THEREON AND THIS CIRCULAR ARE AVAILABLE THROUGH SEDAR AT HTTP://WWW.SEDAR.COM AND EDGAR AT
HTTP://WWW.SEC.GOV/EDGARHP.HTM OR UPON REQUEST FROM THE CORPORATE OFFICE.

                                  APPENDIX "A"

                               TERMS OF REFERENCE

                            MOORE CORPORATION LIMITED

                                 AUDIT COMMITTEE


1.       MANDATE

         The audit committee shall:

(a) assist the board of directors in fulfilling its oversight responsibilities as they relate to the Corporation's accounting policies and internal controls, financial reporting practices and with financial aspects of legal and regulatory compliance;
(b) review the financial statements of the Corporation and shall report thereon to the board of directors of the Corporation before such financial statements are approved by the board;
(c) maintain, through regularly scheduled meetings, a line of communication between the board of directors and the Corporation's financial management and auditors.

         The audit committee also shall perform the duties as described under "Duties" below.

2.       COMPOSITION

         The audit committee shall be composed of not fewer than three members, each of whom shall be unrelated and independent as defined by the rules of the Toronto and New York stock exchanges. Each committee member shall be financially literate and at least one member of the audit committee shall have accounting or related financial management expertise. A majority of the committee members shall be resident Canadians.

         The auditor of the Corporation is entitled to receive notice of every meeting of the audit committee and be heard thereat.

         In practice, the committee shall be composed of four to six directors. The Chief Executive Officer, Chief Financial Officer and Controller shall be invited to attend meetings but do not have the right to vote on matters before the committee. The Secretary of the Corporation shall act as the Secretary of the committee.

         Under normal circumstances, it is understood that no committee member shall be on the committee for more than five consecutive years.

3.       QUORUM

         The committee shall have the power to fix its quorum at not less than a majority of its members.

4.       CANADIAN RESIDENTS

         A majority of the members of the committee shall be resident Canadians.

5.       ELECTION AND TERM OF OFFICE

         The directors shall elect annually from among their number a committee to be known as the audit committee, to hold office until the next annual meeting of shareholders.

         Under normal circumstances, it is understood that no committee member shall be on the committee for more than five consecutive years.

6.       VACANCIES

         Any vacancy in the audit committee may be filled by the board of directors.

7.       ELECTION OF CHAIRMAN

         The members of the committee shall elect a chairman from among their number.

8.       ABSENCE OF CHAIRMAN

         In the absence of the Chairman, the other committee members shall appoint a member to fill that office.

9.       CALLING OF MEETINGS

         The auditor of the Corporation or a member of the audit committee may call a meeting of the committee.

10.      DUTIES

         The audit committee will fulfil the following duties arising from its mandate set out above:

         (a) Review the annual and interim consolidated financial statements of the Corporation following the examination thereof by the auditors and prior to their approval by the directors and report to the directors thereon.
         (b) Review the planned scope of the examination of the annual consolidated financial statements by the auditors of the Corporation.
         (c) Review the accounting principles and practices to be applied and followed by the Corporation during the upcoming fiscal year and any significant changes from those applied and followed during the current year.
         (d) Review quarterly reports from the auditor on the adequacy of the systems of internal accounting and audit controls established by the Corporation.
         (e) Review litigation and claims involving or against the Corporation which could materially adversely affect its financial position and which the auditors or any officer of the Corporation may refer to the committee.
         (f) Review the Form 10-K, annual report to the shareholders, Form 10Q and interim report to the shareholders prior to approval by the directors and report to the directors thereon.
         (g) Review and report to the directors regarding the nomination, independence, remuneration and other material terms of the engagement of the auditors and the performance by the auditors thereunder, including the receipt on an annual basis of a formal written statement delineating all relationships between the auditor and the Corporation.
         (h) Review non-audit services and related fees provided by the auditors.
         (i) Review the status of taxation matters of the Corporation and its major subsidiaries.
         (j)      Review results of post acquisition reviews.

         (k)      Review corporate risk tolerance and critical enterprise risks.
         (l) Monitor the implementation of the Enterprise Resource Planning system.
         (m) Review and assess annually the Terms of Reference of the committee and propose changes to the Corporate Governance Committee.

11.      REPORTING

         The audit committee shall report on its review of the financial statements of the Corporation and other matters reviewed by the committee, to the board of directors of the Corporation prior to the approval of financial statements by the board of directors.

October 27, 2000

                                  APPENDIX "B"

                            MOORE CORPORATION LIMITED

                     SPECIAL RESOLUTION OF THE SHAREHOLDERS



RESOLVED AS A SPECIAL RESOLUTION THAT:

1. The Articles of Amalgamation of the Corporation be amended to remove the objects for which the Corporation is incorporated set forth in clause 10 thereof and to provide that the other provisions (if any) of the Corporation's articles shall be "None".

2. Any officer or director of the Corporation is authorized to sign all documents and to do all things necessary or desirable to effect the aforementioned amendment to the Articles of Amalgamation of the Corporation including delivery of articles of amendment in prescribed form to the Director under the BUSINESS CORPORATIONS ACT (Ontario).

3. The directors of the Corporation are hereby authorized to revoke this special resolution without further approval of the shareholders at any time prior to the endorsement by the Director under the BUSINESS CORPORATIONS ACT (Ontario) of a certificate of amendment of articles in respect of such amendment.

                                  APPENDIX "C"


Clause 10 of the Articles of Amalgamation of Moore Corporation Limited presently provide as follows:

"10.     Other provisions (if any):

The objects for which the Corporation is incorporated are:

(a) to carry on business as a manufacturer, producer, retailer, wholesaler and dealer of and in business forms, business systems, custom packaging and related products of all kinds and classes including machinery and equipment to be used in the manufacture, production, sale or other use of business forms, business systems and custom packaging; and

(b) to acquire and hold any shares, stocks, bonds, debentures or other securities of any other corporation or corporations organized under the laws of Canada or any province thereof or of any country, state or other jurisdiction outside Canada and carrying on a business which is similar to, or is capable of being conveniently carried on in connection with, the business of the Corporation."

                                  APPENDIX "D"

                 SUMMARY OF PROCEDURE TO EXERCISE DISSENT RIGHT


The procedure to be followed by a shareholder who intends to dissent from the approval of the special resolution set out in Appendix "B" hereto and who wishes to require the Corporation to acquire the shareholder's shares and pay to the shareholder the fair value thereof when the action approved by the special resolution from which the shareholder dissents becomes effective, determined as of the close of business on the day before the special resolution is adopted, is set out in section 185 of the ONTARIO BUSINESS CORPORATIONS ACT (the "OBCA"). The following description of the rights of shareholders to dissent and be paid fair value for their shares is not a comprehensive statement of the procedures to be followed by such shareholders and is qualified in its entirety by the reference to the full text of section 185 of the OBCA which is attached hereto in Appendix "E".

THE FOLLOWING IS ONLY A SUMMARY OF THE DISSENTING SHAREHOLDER PROVISIONS OF THE OBCA, WHICH ARE TECHNICAL AND COMPLEX. PERSONS WHO ARE BENEFICIAL OWNERS OF THE SHARES REGISTERED IN THE NAME OF A BROKER, CUSTODIAN, NOMINEE, OTHER INTERMEDIARY, OR IN SOME OTHER NAME, WHO WISH TO DISSENT SHOULD BE AWARE THAT ONLY THE REGISTERED OWNER OF SUCH SHARES IS ENTITLED TO DISSENT. SHAREHOLDERS WISHING TO EXERCISE RIGHTS OF DISSENT IN ACCORDANCE WITH THE OBCA SHALL SEEK THEIR OWN LEGAL ADVICE SINCE FAILURE TO COMPLY STRICTLY WITH THE APPLICABLE PROVISIONS OF THE OBCA MAY PREJUDICE THE DISSENT RIGHTS OF SUCH SHAREHOLDERS.

Section 185 provides that a shareholder may only make a claim under that Section with respect to all the shares of a class held by the shareholder on behalf of any one beneficial owner and registered in the shareholder's name. One consequence of this provision is that a shareholder may only exercise the right to dissent under section 185 in respect of shares which are registered in that shareholder's name. In many cases, shares beneficially owned by a person (a "Non-Registered Holder") are registered either: (a) in the name of an intermediary that the Non-Registered Holder deals with in respect of the shares (such as banks, trust companies, securities dealers and brokers, trustees or administrators or self-administered registered retirement savings plans (RRSPs), registered retirement income funds (RRIFs), registered education savings plans (RESPs) and similar plans, and their nominees); or (b) in the name of a clearing agency (such a The Canadian Depository for Securities Limited) of which the intermediary is a participant. Accordingly, a Non-Registered Holder will not be entitled to exercise the right of dissent under Section 185 directly (unless the shares are re-registered in the Non-Registered Holder's name). A Non-Registered Holder who wishes to exercise the right of dissent should immediately contact the intermediary who the Non-Registered Holder deals with in respect of the shares and either: (i) instruct the intermediary to exercise the right of dissent on the Non-Registered Holder's behalf; or (ii) instruct the intermediary to re-register the shares in the name of the Non-Registered Holder, in which case the Non-Registered Holder would have to exercise the right of dissent directly. In either case, the intermediary or the Non-Registered Holder, as the case may be, must adhere strictly to the requirements of section 185.

A registered shareholder who wishes to invoke the provisions of section 185 of the OBCA must send to the Corporation at or before the meeting of shareholders at which the special resolution is to be voted on a written objection to the special resolution (the "Notice of Dissent"). The sending of a Notice of Dissent does not deprive a registered shareholder of the shareholder's right to vote on the special resolution but a vote either in person or by proxy against the special resolution does not constitute a Notice of Dissent. A vote in favour of the special resolution will deprive the registered shareholder of further rights under section 185 of the OBCA.

Within 10 days after the adoption of the special resolution by the shareholders, the Corporation is required to notify in writing each shareholder who has filed a Notice of Dissent and has not voted for the special resolution or withdrawn the shareholder's objection (a "Dissenting Shareholder") that the special resolution has been adopted. A dissenting Shareholder shall, within 20 days after the shareholder receives notice of adoption of the special resolution or, if the shareholder does not receive such notice, within 20 days after the shareholder learns that the special resolution has been adopted, send to the Corporation a written notice (the "Demand for Payment") containing the shareholder's name and address, the number and class of shares in respect of which the shareholder dissents, and a demand for payment of the fair value of such shares. Within 30 days after sending the shareholder's Demand for Payment, the Dissenting Shareholder shall send the certificates representing the shares in respect of which the shareholder dissents to the Corporation or its transfer agent. The Corporation or the transfer agent shall endorse on the share certificates notice that the holder thereof is a Dissenting Shareholder under section 185 of the OBCA and shall forthwith return the share certificates to the Dissenting Shareholder.

A Dissenting Shareholder who fails to send to the Corporation, within the appropriate time frame, a Notice of Dissent, Demand for Payment and certificates representing the shares in respect of which the Dissenting Shareholder dissents forfeits the right to make a claim under section 185 of the OBCA.

After sending a Demand for Payment, a Dissenting Shareholder ceases to have any rights as a holder of the shares in respect of which the shareholder has dissented other than the right to be paid the fair value of such shares as determined under section 185 of the OBCA, unless:

         (i) the Dissenting Shareholder withdraws the shareholder's Demand for Payment before the Corporation makes an offer to the Dissenting Shareholder pursuant to the OBCA;

         (ii) the Corporation fails to make a timely Offer to Pay to the Dissenting Shareholder and the Dissenting Shareholder withdraws the Demand for Payment; or

         (iii) the directors of the Corporation revoke the special resolution in which case the rights of the Dissenting Shareholder will be reinstated as of the date that the Dissenting Shareholder sent the Demand for Payment.

Not later than seven days after the later of the day on which the action approved by the special resolution is effective (the "Effective Date") or the day the Corporation receives the Demand for Payment, the Corporation shall send to each Dissenting Shareholder who has sent a Demand for Payment an offer to pay for the shares of the Dissenting Shareholder in respect of which the shareholder has dissented in an amount considered by the directors of the Corporation to be the fair value thereof (an "Offer to Pay"), accompanied by a statement showing how the fair value was determined. Every Offer to Pay made to Dissenting Shareholders for shares of the same class shall be on the same terms. The amount specified in an Offer to Pay which has been accepted by a Dissenting Shareholder shall be paid by the Corporation within 10 days of the acceptance, but an Offer to Pay lapses if the Corporation has not received an acceptance thereof within 30 days after the Offer to Pay has been made.

If an Offer to Pay is not made by the Corporation, or if a Dissenting Shareholder fails to accept an Offer to Pay, the Corporation may, within 50 days after the Effective Date or within such further period as a court of competent jurisdiction (the "court") may allow, apply to the court to fix a fair value for the shares of any Dissenting Shareholder. If the Corporation fails to apply to the court, a Dissenting Shareholder may apply to the court for the same purpose with a further period of 20 days or within such further period as the court may allow. A Dissenting Shareholder is not required to give security for costs in any application to the court.

Before the Corporation makes application to the court in order to fix the fair value of the shares or, if such application is made by a Dissenting Shareholder, not later than seven days after receiving notice of an application to the court made by the Dissenting Shareholder, the Corporation must give notice to each Dissenting Shareholder who has, at the date upon which such notice is given, sent to the Corporation a Demand for Payment and has not accepted an Offer to Pay. This notice must set out the date, place and consequences of the application and the Dissenting Shareholder's right to appear and be heard in person or by counsel. A similar notice must be given to each Dissenting Shareholder who satisfies the above conditions, within three days of satisfying such conditions.

Upon the application to the court, all Dissenting Shareholders whose shares have not been purchased by the Corporation will be joined as parties and be bound by the decision of the court, and the Corporation will be required to notify each Dissenting Shareholder of the date, place and consequences of the application and of the right to appear and be heard in person or by counsel. Upon any such application to the court, the court may determine whether any person is a Dissenting Shareholder who should be joined as a party, and the court will then fix a fair value for the shares of all Dissenting Shareholders who have not accepted an Offer to Pay. The final order of the court will be rendered against the Corporation in favour of each Dissenting Shareholder and for the amount of the fair value of the Dissenting Shareholder's shares as fixed by the court. The court may, in its discretion allow a reasonable rate of interest on the amount payable to each such Dissenting Shareholder from the date on which the special resolution was adopted until the date of payment.

                                  APPENDIX "E"

                        ONTARIO BUSINESS CORPORATIONS ACT

Rights of dissenting shareholders
     185. (1) Subject to subsection (3) and to sections 186 and 248, if a corporation resolves to,

          (a) amend its articles under section 168 to add, remove or change restrictions on the issue, transfer or ownership of shares of a class or series of the shares of the corporation;

          (b) amend its articles under section 168 to add, remove or change any restriction upon the business or businesses that the corporation may carry on or upon the powers that the corporation may exercise;

          (c)  amalgamate with another corporation under sections 175 and 176;

          (d) be continued under the laws of another jurisdiction under section 181; or

          (e) sell, lease or exchange all or substantially all its property under subsection 184 (3),

a holder of shares of any class or series entitled to vote on the resolution may dissent.

Idem
     (2) If a corporation resolves to amend its articles in a manner referred to in subsection 170 (1), a holder of shares of any class or series entitled to vote on the amendment under section 168 or 170 may dissent, except in respect of an amendment referred to in,

          (a) clause 170 (1) (a), (b) or (e) where the articles provide that the holders of shares of such class or series are not entitled to dissent; or

          (b)  subsection 170 (5) or (6).

Exception
     (3) A shareholder of a corporation incorporated before the 29th day of July, 1983 is not entitled to dissent under this section in respect of an amendment of the articles of the corporation to the extent that the amendment,

          (a) amends the express terms of any provision of the articles of the corporation to conform to the terms of the provision as deemed to be amended by section 277; or

          (b) deletes from the articles of the corporation all of the objects of the corporation set out in its articles, provided that the deletion is made by the 29th day of July, 1986.

Shareholder's right to be paid fair value
     (4) In addition to any other right the shareholder may have, but subject to subsection (30), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents becomes effective, to be paid by the corporation the fair value of the shares held by the shareholder in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted.

No partial dissent
     (5) A dissenting shareholder may only claim under this section with respect to all the shares of a class held by the dissenting shareholder on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

Objection
     (6) A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting or of the shareholder's right to dissent.


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                                       27

Idem
     (7) The execution or exercise of a proxy does not constitute a written objection for purposes of subsection (6).

Notice of adoption of resolution
     (8) The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (6) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn the objection.

Idem
     (9) A notice sent under subsection (8) shall set out the rights of the dissenting shareholder and the procedures to be followed to exercise those rights.

Demand for payment of fair value
     (10) A dissenting shareholder entitled to receive notice under subsection
(8) shall, within twenty days after receiving such notice, or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing,

          (a)  the shareholder's name and address;

          (b) the number and class of shares in respect of which the shareholder dissents; and

          (c)  a demand for payment of the fair value of such shares.

Certificates to be sent in
     (11) Not later than the thirtieth day after the sending of a notice under subsection (10), a dissenting shareholder shall send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

Idem
     (12) A dissenting shareholder who fails to comply with subsections (6),
(10) and (11) has no right to make a claim under this section.

Endorsement on certificate
     (13) A corporation or its transfer agent shall endorse on any share certificate received under subsection (11) a notice that the holder is a dissenting shareholder under this section and shall return forthwith the share certificates to the dissenting shareholder.

Rights of dissenting shareholder
     (14) On sending a notice under subsection (10), a dissenting shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of the shares as determined under this section except where,

          (a) the dissenting shareholder withdraws notice before the corporation makes an offer under subsection (15);

          (b) the corporation fails to make an offer in accordance with subsection (15) and the dissenting shareholder withdraws notice; or

          (c) the directors revoke a resolution to amend the articles under subsection 168 (3), terminate an amalgamation agreement under subsection 176 (5) or an application for continuance under subsection 181 (5), or abandon a sale, lease or exchange under subsection 184 (8), in which case the dissenting shareholder's rights are reinstated as of the date the dissenting shareholder sent the notice referred to in subsection (10), and the dissenting shareholder is entitled, upon presentation and surrender to the corporation or its transfer agent of any certificate representing the shares that has been endorsed in accordance with subsection (13), to be issued a new certificate representing the same number of shares as the certificate so presented, without payment of any fee.

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                                       28

Offer to pay
     (15) A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (10), send to each dissenting shareholder who has sent such notice,

          (a) a written offer to pay for the dissenting shareholder's shares in an amount considered by the directors of the corporation to be the fair value thereof, accompanied by a statement showing how the fair value was determined; or

          (b) if subsection (30) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

Idem
     (16) Every offer made under subsection (15) for shares of the same class or series shall be on the same terms.

Idem
     (17) Subject to subsection (30), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection
(15) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

Application to court to fix fair value
     (18) Where a corporation fails to make an offer under subsection (15) or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as the court may allow, apply to the court to fix a fair value for the shares of any dissenting shareholder.

Idem
     (19) If a corporation fails to apply to the court under subsection (18), a dissenting shareholder may apply to the court for the same purpose within a further period of twenty days or within such further period as the court may allow.

Idem
     (20) A dissenting shareholder is not required to give security for costs in an application made under subsection (18) or (19).

Costs
     (21) If a corporation fails to comply with subsection (15), then the costs of a shareholder application under subsection (19) are to be borne by the corporation unless the court otherwise orders.

Notice to shareholders
     (22) Before making application to the court under subsection (18) or not later than seven days after receiving notice of an application to the court under subsection (19), as the case may be, a corporation shall give notice to each dissenting shareholder who, at the date upon which the notice is given,

          (a)  has sent to the corporation the notice referred to in subsection
               (10); and

          (b) has not accepted an offer made by the corporation under subsection(15), if such an offer was made,

of the date, place and consequences of the application and of the dissenting shareholder's right to appear and be heard in person or by counsel, and a similar notice shall be given to each dissenting shareholder who, after the date of such first mentioned notice and before termination of the proceedings commenced by the application, satisfies the conditions set out in clauses (a) and (b) within three days after the dissenting shareholder satisfies such conditions.

Parties joined
     (23) All dissenting shareholders who satisfy the conditions set out in clauses (22) (a) and (b) shall be deemed to be joined as parties to an application under subsection (18) or (19) on the later of the date upon which the application is brought and the date upon which they satisfy the conditions, and shall be bound by the decision rendered by the court in the proceedings commenced by the application.

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                                       29

Idem
     (24) Upon an application to the court under subsection (18) or (19), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall fix a fair value for the shares of all dissenting shareholders.

Appraisers
     (25) The court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

Final order
     (26) The final order of the court in the proceedings commenced by an application under subsection (18) or (19) shall be rendered against the corporation and in favour of each dissenting shareholder who, whether before or after the date of the order, complies with the conditions set out in clauses
(22) (a) and (b).

Interest
     (27) The court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

Where corporation unable to pay
     (28) Where subsection (30) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (26), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

Idem
     (29) Where subsection (30) applies, a dissenting shareholder, by written notice sent to the corporation within thirty days after receiving a notice under subsection (28), may,

          (a) withdraw a notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder's full rights are reinstated; or

          (b) retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

Idem
     (30) A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that,

          (a) the corporation is or, after the payment, would be unable to pay its liabilities as they become due; or

          (b) the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities. R.S.O. 1990, c. B.16,
               s. 185 (1-30).

Court order
     (31) Upon application by a corporation that proposes to take any of the actions referred to in subsection (1) or (2), the court may, if satisfied that the proposed action is not in all the circumstances one that should give rise to the rights arising under subsection (4), by order declare that those rights will not arise upon the taking of the proposed action, and the order may be subject to compliance upon such terms and conditions as the court thinks fit and, if the corporation is an offering corporation, notice of any such application and a copy of any order made by the court upon such application shall be served upon the Commission.

Commission may appear

     (32) The Commission may appoint counsel to assist the court upon the hearing of an application under subsection (31), if the corporation is an offering corporation. 1994, c. 27, s. 71 (24).

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